SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 2)*

                            JER Investors Trust Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                         46614H301, 46614H202, 46614H103
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.46614H301, 46614H202, 46614H103                   Page 2 of 12 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   Hunter Global Associates L.L.C.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 244,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 244,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 244,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46614H301, 46614H202, 46614H103                  Page 3 of 12 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 800,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 800,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 800,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 3.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46614H301, 46614H202, 46614H103                   Page 4 of 12 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Duke Buchan III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 800,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 800,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 800,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 3.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46614H301, 46614H202, 46614H103                   Page 5 of 12 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund I L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 244,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 244,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 244,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46614H301, 46614H202, 46614H103                   Page 6 of 12 Pages
                                      13G/A

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund II L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.46614H301, 46614H202, 46614H103                   Page 7 of 12 Pages
                                      13G/A


Item 1(a).        Name of Issuer:

                  The name of the issuer is JER Investors Trust Inc. (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The Issuer's principal executive offices are located at 1650 Tysons Boulevard, Suite 1600, McLean, VA 22102

Item 2(a).        Name of Person Filing:

                  This statement is filed by:
                           (i) Hunter Global Associates L.L.C., a Delaware limited liability company ("Associates") (OO) that is the general partner of Hunter Global Investors Fund I L.P. ("Fund I") and Hunter Global Investors Fund II L.P. ("Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) beneficially owned by Fund I and Fund II, collectively.
                           (ii) Hunter Global Investors L.P., a Delaware limited partnership ("Investors") (IA) that is the investment manager of Fund I, Fund II, HG Holdings Ltd., a Cayman Islands exempted company ("HG I"), and HG Holdings II Ltd., a Cayman Islands exempted company ("HG II"), with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, HG I and HG II, collectively.
                           (iii) Duke Buchan III ("Mr. Buchan") (IN), who is the
                                 managing member of Associates and who controls Investors through its general partner, with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, HG I and HG II, collectively.
                           (iv) Fund I, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.
                           (v) Fund II, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.

                           The foregoing persons are hereinafter collectively
                  referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate person.

Item 2(b).        Address of Principal Business Office or, if none, Residence

         The address of the business office of each of the Reporting Persons is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

CUSIP No.46614H301, 46614H202, 46614H103                   Page 8 of 12 Pages
                                      13G/A

Item 2(c).        Citizenship

         Fund I, Fund II and Investors are each limited partnerships organized under the laws of the State of Delaware. Associates is a limited liability company organized under the laws of the State of Delaware. Mr. Buchan is a United States citizen.

Item 2(d).        Title of Class of Securities

         Common Stock (the "Common Stock")

Item 2(e).        CUSIP Number

         46614H301, 46614H202, 46614H103

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:  NOT APPLICABLE

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 25,757,035 shares of Common Stock issued and outstanding as reported on Form 10Q filed by the Issuer with the Commission on November 13, 2006.

         A. Hunter Global Associates L.L.C., as general partner of Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P.
                 (a) Amount beneficially owned: 244,000
                 (b) Percent of class: 0.9%

CUSIP No.46614H301, 46614H202, 46614H103                   Page 9 of 12 Pages
                                      13G/A

                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 244,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         244,000

         B. Hunter Global Investors L.P., as investment manager of Hunter Global Investors Fund I L.P., Hunter Global Investors Fund II L.P., HG Holdings Ltd. and HG Holdings II Ltd.

                 (a) Amount beneficially owned: 800,000
                 (b) Percent of class: 3.1%
                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 800,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         800,000

         C. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C., and as the sole member of the general partner of Hunter Global Investors L.P.
                   (a) Amount beneficially owned: 800,000
                   (b) Percent of class: 3.1%
                   (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: 800,000
                     (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           800,000

         D.   Hunter Global Investors Fund I L.P.
                 (a) Amount beneficially owned: 244,000
                 (b) Percent of class: 0.9%
                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 244,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         244,000

         E.   Hunter Global Investors Fund II L.P.
                 (a) Amount beneficially owned: -0-
                 (b) Percent of class: 0.0%
                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No.46614H301, 46614H202, 46614H103                  Page 10 of 12 Pages
                                      13G/A

Item 5. Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  The identity of each member of the group is set forth above under Item 2(a) and Item 4.

Item 9.  Notice of Dissolution of Group

                                 Not applicable.

CUSIP No.46614H301, 46614H202, 46614H103                  Page 11 of 12 Pages
                                      13G/A

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007           By:     /s/ Duke Buchan III
                                            ------------------------------------
                                    Duke Buchan III, individually and (a) as
                                    Senior Managing Member of Hunter Global
                                    Associates L.L.C., for itself and as the
                                    general partner of (i) Hunter Global
                                    Investors Fund I L.P. and (ii) Hunter Global
                                    Investors Fund II L.P. and (b) as Managing
                                    Member of Hunter Global Capital Management
                                    L.L.C., as the general partner of Hunter
                                    Global Investors L.P.

CUSIP No.46614H301, 46614H202, 46614H103                  Page 12 of 12 Pages
                                      13G/A

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2007           By:     /s/ Duke Buchan III
                                            ------------------------------------
                                    Duke Buchan III, individually and (a) as
                                    Senior Managing Member of Hunter Global
                                    Associates L.L.C., for itself and as the
                                    general partner of (i) Hunter Global
                                    Investors Fund I L.P. and (ii) Hunter Global
                                    Investors Fund II L.P. and (b) as Managing
                                    Member of Hunter Global Capital Management
                                    L.L.C., as the general partner of Hunter
                                    Global Investors L.P.